SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-1A

     REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ( X )

                               Amendment No. 3 (X)

                              WT INVESTMENT TRUST I
                       (Formerly Kiewit Investment Trust)
               (Exact Name of Registrant as Specified in Charter)

               1100 North Market Street, Wilmington, DE 19890-0001 (Address of Principal Executive Offices (Zip Code)

        Registrant's Telephone Number, Including Area Code (302) 651-8280

                 Robert J. Christian, Wilmington Trust Company,
               1100 North Market Street, Wilmington, DE 19890-0001 (Name and Address of Agent for Service of Process)

                                 ---------------


                     Please Send Copy of Communications to:

                            Joseph V. Del Raso, Esq.
                               Pepper Hamilton LLP
                              3000 Two Logan Square
                              18th and Arch Streets
                             Philadelphia, PA 19103

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                              WT INVESTMENT TRUST I

                             WT Money Market Series
                        WT Government Money Market Series
                        WT Short/Intermediate Bond Series
                          WT Broad Market Equity Series

FORM N-1A, Part A:

Responses to Items 1 through 3 have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 4.   GENERAL DESCRIPTION OF REGISTRANT

(A)(I) WT Investment Trust I (the "Trust") is an open-end management investment company organized as a Delaware business trust with the name Kiewit Investment Trust on January 23, 1997 and registered under the Investment Company Act of 1940 (the "1940 Act"). Effective October 20, 1998, the Trust changed its name to WT Investment Trust I. The Trust has established four series, each of which operates as a diversified, open-end management investment company and represents a separate class of the Trust's shares of beneficial interest: WT Money Market Series, WT Government Money Market Series, WT Short/Intermediate Bond Series, and WT Broad Market Equity Series (referred to herein collectively as the "Series" and individually as a "Series"). Beginning October 20, 1998, Wilmington Trust Company (the "Manager") serves as investment manager of each Series except the Government Money Market Series which has not commenced operations.

The investment objectives, policies and investment limitations of each Series are set forth below. The investment objective of each Series is not fundamental and may be changed by the Board of Trustees without shareholder approval. The Trust sells its shares to institutional investors only. Shares of each Series may be issued for cash and/or securities in which a Series is authorized to invest. In addition, when acquiring securities from an institutional investor in consideration of the issuance of its shares, a Series may accept securities from the transferor which it would not otherwise purchase pursuant to its investment policies, as described below. Any such acquisition would be very small in relation to the then total current value of the assets acquired by a Series in any such transaction.

(A)(II) INVESTMENT OBJECTIVES AND POLICIES

WT MONEY MARKET SERIES

The investment objective of the WT Money Market Series is to provide high current income while maintaining a stable share price by investing in short-term money market securities. The Series invests in U.S. dollar-denominated money market instruments that mature in 13 months or less, maintains an average weighted maturity of 90 days or less and limits its investments to those which the Board of Trustees determines present

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minimal credit risks.

The Series will invest in the following money market obligations issued by financial institutions, nonfinancial corporations, and the U.S. Government, state and municipal governments and their agencies or instrumentalities:

(1) United States Treasury obligations including bills, notes, bonds and other debt obligations issued by the United States Treasury. These securities are backed by the full faith and credit of the U.S. Government.

(2) Obligations of agencies and instrumentalities of the U.S. Government which are supported by the full faith and credit of the U.S. Government, such as securities of the Government National Mortgage Association, or which are supported by the right of the issuer to borrow from the U.S. Treasury, such as securities issued by the Federal Financing Bank; or which are supported by the credit of the agency or instrumentality itself, such as securities of Federal Farm Credit Banks.

(3) Repurchase agreements that are fully collateralized by the securities listed in (1) and (2) above.

(4) Commercial paper rated in the highest category of short-term debt ratings of any two Nationally Recognized Statistical Ratings Organizations ("NRSROs"), (such as Moody's Investor Services, Inc. and Standard & Poor's Rating Services) or, if unrated, issued by a corporation having outstanding comparable obligations that are rated in the highest category of short-term debt ratings.

(5) Corporate obligations having a remaining maturity of 397 calendar days or less, issued by corporations having outstanding comparable obligations that are (a) rated in the two highest categories of any two NRSROs or (b) rated no lower than the two highest long-term debt ratings categories by any NRSRO.

(6) Obligations of U.S. banks, such as certificates of deposit, time deposits and bankers' acceptances. The banks must have total assets exceeding $1 billion.

(7) Short-term Eurodollar and Yankee obligations of banks having total assets exceeding one billion dollars. Eurodollar bank obligations are dollar-denominated certificates of deposit or time deposits issued outside the U.S. capital markets by foreign branches of U.S. banks or by foreign banks; Yankee bank obligations are dollar-denominated obligations issued in the U.S. capital markets by foreign banks.

The Series will not invest more than 5% of its total assets in the securities of a single issuer. With respect to any security rated in the second highest rating category by an NRSRO, the Series will not invest more than (i) 1% of its total assets in such securities issued by a single issuer and (ii) 5% of its total assets in such securities of all issuers.

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Up to 10% of the Series' net assets may be  invested in  "restricted"  and other illiquid money market securities, which are not freely marketable under the Securities Act of 1933 (the "1933 Act").


The Series may invest in repurchase agreements. A repurchase agreement is a means of investing monies for a short period. In a repurchase agreement, a seller--a U.S. commercial bank or recognized U.S. securities dealer--sells securities to the Series and agrees to repurchase the securities at the Series' cost plus interest within a specified period (normally one day). In these transactions, the securities purchased by the Series will have a total value equal to or in excess of the value of the repurchase agreement, and will be held by the Series' custodian bank until repurchased. Under the 1940 Act, a repurchase agreement is deemed to be the loan of money by the Series to the seller, collateralized by the underlying securities.

Eurodollar and Yankee obligations are subject to the same risks that pertain to domestic issues, notably credit risk, market risk and liquidity risk. Additionally, Eurodollar (and to a limited extent, Yankee) obligations are subject to certain sovereign risks. One such risk is the possibility that a foreign government might prevent dollar-denominated funds from flowing across its borders. Other risks include: adverse political and economic developments in a foreign country; the extent and quality of government regulation of financial markets and institutions; the imposition of foreign withholding taxes; and expropriation or nationalization of foreign issuers. However, Eurodollar and Yankee obligations will undergo the same credit analysis as domestic issues in which the Series invests, and foreign issuers will be required to meet the same tests of financial strength as the domestic issuers approved for the Series.

WT GOVERNMENT MONEY MARKET SERIES

The investment objective of the WT Government Money Market Series is to provide as high a level of current income as is consistent with maintaining a stable share price and a rating in the highest category of short-term debt ratings by an NRSRO by investing in securities issued by the U.S. Government, its agencies or instrumentalities. The Series invests in U.S. dollar-denominated money market instruments that mature in 13 months or less and will maintain an average weighted maturity of 60 days or less.

The Series will invest in the following money market obligations issued by the U.S. government, its agencies or instrumentalities:

(1) United States Treasury obligations including bills, notes, bonds and other debt obligations issued by the United States Treasury. These securities are backed by the full faith and credit of the U.S. Government

(2) Obligations of agencies and instrumentalities of the U.S. Government which are supported by the full faith and credit of the U.S. Government, such as securities of the Government National Mortgage Association, or which are supported by the

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         right  of the  issuer  to  borrow  from  the  U.S.  Treasury,  such  as securities issued by the Federal Financing Bank; or which are supported by the credit of the agency or instrumentality itself, such as securities of Federal Farm Credit Banks.

(3) Repurchase agreements that are fully collateralized by the securities listed in (1) and (2) above.

The Series has and will maintain an AAAm credit rating from Standard & Poor's Rating Group. The AAAm credit rating indicates that the Series is composed exclusively of investments that are rated AAA and/or eligible short-term investments.

The Series may invest in repurchase agreements. A repurchase agreement is a means of investing monies for a short period. In a repurchase agreement, a seller--a U.S. commercial bank or recognized U.S. securities dealer--sells securities to the Series and agrees to repurchase the securities at the Series' cost plus interest within a specified period (normally one day). In these transactions, the securities purchased by the Series will have a total value equal to or in excess of the value of the repurchase agreement, and will be held by the Series' custodian bank until repurchased. Under the 1940 Act, a repurchase agreement is deemed to be the loan of money by the Series to the seller, collateralized by the underlying securities.

WT SHORT/INTERMEDIATE BOND SERIES

The investment objective of the WT Short/Intermediate Bond Series is to provide as high a level of current income as is consistent with reasonable risk. It seeks to achieve its objective by investing substantially all of its assets in a diversified portfolio of the following investment grade debt securities: U.S. Treasury and U.S. Government agency securities, mortgage-backed securities, asset-backed securities and corporate bonds. The Series may also invest in repurchase agreements collateralized by U.S. Treasury and U.S. Government agency securities and other short-term debt securities.

Under normal market conditions, the average dollar-weighted duration of securities held by the Short/Intermediate Bond Series will fall within a range of 2 1/2 to 4 years. In the event of unusual market conditions, the average dollar-weighted duration of the Short/Intermediate Bond Series may fall within a broader range. Under those conditions, the Series may invest in fixed income securities with an average dollar-weighted duration of 1 to 6 years.

Duration measures the sensitivity of the fixed income securities held by the Short/Intermediate Bond Series to a change in interest rates. A longer duration implies a greater sensitivity and means that the Series' securities will experience a greater degree of fluctuation in value should interest rates change. For example if interest rates were to move 1%, a bond with a 3 year duration would experience a 3% change in its principal value. An identical bond with a duration of 5 years would experience a

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5% change in its principal  value.  Investors may be more familiar with the term
"average effective maturity" (when, on average, the fixed income securities held by the Series will mature), which is sometimes used to express the anticipated term of the Series' investments. Generally, the stated maturity of a fixed income security is longer than its projected duration. Under normal market conditions, the average effective maturity of the Short/Intermediate Bond Series is expected to fall with a range of approximately 3 to 5 years.

Debt securities rated by an NRSRO, in the lowest investment grade debt category, have speculative characteristics; a change in economic conditions could lead to a weakened capacity of the issuer to make principal and interest payments. To the extent that the rating of a debt obligation held by the Series falls below investment grade, the Series, as soon as practicable, will dispose of the security, unless such disposal would be detrimental to the Series in light of market conditions.

The Series may invest in both fixed and variable or floating rate instruments. Variable and floating rate securities bear interest at rates which vary with changes in specified market rates or indices, such as a Federal Reserve composite index. The interest rate on these securities may be reset daily, weekly, quarterly or some other reset period, and may have a floor or ceiling on interest rate changes. There is a risk that the current interest rate on such securities may not accurately reflect existing market interest rates. Some of these securities carry a demand feature which permits the Series to sell them during a predetermined time period at par value plus accrued interest. The demand feature is often backed by a credit instrument, such as a letter of credit, or by a creditworthy insurer. The Series may rely on such instrument or the creditworthiness of the insurer in purchasing a variable or floating rate security.

WT BROAD MARKET EQUITY SERIES

The investment objective of the WT Broad Market Equity Series is to achieve long-term capital appreciation. The Series invests primarily in a diversified portfolio of U.S. equity securities, including common stocks, preferred stocks and securities convertible into common stock, of medium and large capitalizations companies. Dividend income is an incidental consideration compared to growth in capital. In selecting securities for the Series, the Manager seeks stocks which possess strong growth and value characteristics. The Manager evaluates factors it believes are likely to affect long-term capital appreciation such as the issuer's background, industry position, historical returns on equity and experience and qualifications of the management team. The Manager may rotate the Series' holdings among various market sectors based on economic analysis of the overall business cycle. Under normal conditions, at least 65 percent of the Series' net assets will be invested in equity securities.

The Series invests in equity securities only if they are listed on registered exchanges or actively traded in the over-the-counter market. Under normal circumstances the Series, to the extent not invested in the securities described above, may invest in investment

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grade securities issued by corporations and U.S. Government securities. In order to meet liquidity needs, the Series may hold cash reserves and invest in money market instruments (including securities issued or guaranteed by the U.S.
Government,   its   agencies  or   instrumentalities,   repurchase   agreements,
certificates of deposit and bankers' acceptances issued by banks or savings and loan associations, and commercial paper) rated at time of purchase in the top two categories by an NRSRO or determined to be of comparable quality by the Manager at the time of purchase.

The Series may also purchase and sell American Depository Receipts ("ADRs"). ADRs are receipts typically issued by a U.S. bank or trust company which evidence ownership of underlying securities issued by a foreign corporation. Generally, ADRs in registered form are designed for use in the U.S. securities markets. The Series may invest in ADRs through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the underlying security and a depository, whereas a depository may establish an unsponsored facility without participation of the issuer of the deposited security. The Series does not consider any ADR purchase to be foreign. Holders of unsponsored ADRs generally bear all the costs of such facilities and the depository of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through voting rights to the holders of such receipts in respect of the deposited securities. Therefore, there may not be a correlation between information concerning the issuer of the security and the market value of an unsponsored ADR.

The Series may invest in convertible securities issued by U.S. companies. Convertible debentures include corporate bonds and notes that may be converted into or exchanged for common stock. These securities are generally convertible either at a stated price or a stated rate (that is, for a specific number of shares of common stock or other security). As with other fixed income securities, the price of a convertible debenture to some extent varies inversely with interest rates. While providing a fixed-income stream, a convertible debenture also affords the investor an opportunity, through its conversion feature, to participate in the capital appreciation of the common stock into which it is convertible. Common stock acquired by the Series upon conversion of a convertible debenture will generally be held for so long as the Manager anticipates such stock will provide the Series with opportunities which are consistent with the Series' investment objective and policies.

For temporary defensive purposes when the Manager determines that market conditions warrant, the Series may invest up to 100% of its assets in the money market instruments described above and other short-term debt instruments that are rated, at the time of purchase, investment grade, and may hold a portion of its assets in cash.

ITEM 4(B) OTHER INVESTMENT POLICIES

OTHER REGISTERED INVESTMENT COMPANIES: Each Series reserves the right to invest in the shares of other registered investment companies. By investing in shares of

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investment  companies,  a Series would indirectly pay a portion of the operating expenses, management expenses and brokerage costs of such companies as well as the expense of operating the Series. Thus, the Series' investors may pay higher total operating expenses and other costs than they might pay by owning the underlying investment companies directly. The Manager will attempt to identify investment companies that have demonstrated superior management in the past, thus possibly offsetting these factors by producing better results and/or lower expenses than other investment companies with similar investment objectives and policies. There can be no assurance that this result will be achieved. However, the Manager will waive its advisory fee with respect to the assets of a Series invested in other investment companies, to the extent of the advisory fee charged by any investment adviser to such investment company. In addition, the 1940 Act limits investment by a Series in shares of other investment companies to no more than 10% of the value of the Series' total assets.

SECURITIES LOANS: Each Series may lend securities to qualified brokers, dealers, banks and other financial institutions for the purpose of earning additional income. While a Series may earn additional income from lending securities, such activity is incidental to the investment objective of a Series. The value of securities loaned may not exceed 33 1/3% of the value of a Series' total assets. In connection with such loans, a Series will receive collateral consisting of cash or U.S. Government securities, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. In addition, the Series will be able to terminate the loan at any time, will retain the authority to vote the loaned securities and will receive reasonable interest on the loan, as well as amounts equal to any dividends, interest or other distributions on the loaned securities. In the event of the bankruptcy of the borrower, the Trust could experience delay in recovering the loaned securities. Management believes that this risk can be controlled through careful monitoring procedures.

REVERSE REPURCHASE AGREEMENTS: A Series may enter into reverse repurchase agreements with banks and broker-dealers. Reverse repurchase agreements involve sales by a Series of its assets concurrently with an agreement by the Series to repurchase the same assets at a later date at a fixed price. A Series will establish a segregated account with its custodian bank in which it will maintain cash or liquid securities equal in value to its obligations with respect to reverse repurchase agreements.

OPTIONS: The WT Short/Intermediate Bond Series and WT Broad Market Equity Series each may sell and/or purchase exchange-traded call options and purchase exchange-traded put options on securities in their portfolios. Options will be used to generate income and to protect against price changes and will not be engaged in for speculative purposes. The aggregate value of option positions may not exceed 10% of each Series' net assets as of the time the Series enters into such options.

A put option gives the purchaser of the option the right to sell, and the writer the

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obligation to buy, the underlying security at any time during the option period.
A call option gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for
undertaking  the  obligations  under  the  option  contract.   There  are  risks
associated with option transactions including the following: (i) the success of an options strategy may depend on the ability of the Manager to predict movements in the prices of the individual securities, fluctuations in markets and movements in interest rates; (ii) there may be an imperfect correlation between the changes in market value of the securities held by a Series and the prices of options; (iii) there may not be a liquid secondary market for options; and (iv) while a Series will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

ITEM 4(C)  RISK FACTORS - ALL SERIES

Each Series has reserved the right to borrow amounts not exceeding 33% of its net assets for the purposes of making redemption payments. When advantageous opportunities to do so exist, a Series may also borrow amounts not exceeding 5% of the value of the Series' net assets for the purpose of purchasing securities. Such purchases can be considered to result in "leveraging", and in such circumstances, the net asset value of the Series may increase or decrease at a greater rate than would be the case if the Series had not leveraged. A Series would incur interest on the amount borrowed and if the appreciation and income produced by the investments purchased when the Series has borrowed are less than the cost of borrowing, the investment performance of the Series may be further reduced as a result of leveraging.

In addition, each Series may invest in repurchase agreements and reverse repurchase agreements. The use of repurchase agreements involves certain risks. For example, if the seller of the agreement defaults on its obligation to repurchase the underlying securities at a time when the value of these securities has declined, a Series may incur a loss upon disposition of them. If the seller of the agreement becomes insolvent and subject to liquidation or reorganization under the bankruptcy code or other laws, a bankruptcy court may determine that the underlying securities are collateral not within the control of the Series and therefore subject to sale by the trustee in bankruptcy. Finally, it is possible that a Series may not be able to substantiate its interest in the underlying securities. While the Trust's management acknowledges these risks, it is expected that they can be controlled through stringent security selection and careful monitoring. Reverse repurchase agreements involve the risk that the market value of the securities retained by the Series may decline below the price of the securities the Series has sold but is obligated to repurchase under the agreement. In the event the buyer of securities under a reverse repurchase agreement files for bankruptcy or become insolvent, the
Series' use of the proceeds of the agreement may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Series' obligation to repurchase the securities. Reverse repurchase agreements are considered borrowings by the Series and as such are subject to the investment

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limitations discussed above.

The mortgage-backed and asset-backed securities in which the WT Short/Intermediate Bond Series may invest differ from conventional bonds in that principal is paid back over the life of the security rather than at maturity. As a result, the holder of those types of securities (the Series) receives monthly scheduled payments of principal and interest, and may receive unscheduled principal payments representing prepayments on the underlying mortgages or assets. Such prepayments occur more frequently during periods of declining interest rates. When the holder reinvests the payments and any unscheduled prepayments of principal it receives, it may receive a rate of interest which is lower than the rate on the existing mortgage-backed and asset-backed securities. For this reason, these securities may be less effective than other types of securities as a means of "locking in" long-term interest rates.

The market value of mortgage securities, like other debt securities, generally varies inversely with changes in market interest rates, declining when interest rates rise and rising when interest rates decline. However, mortgage securities, due to changes in the rates of prepayments on the underlying mortgages, may experience less capital appreciation in declining interest rate environments and greater capital losses in periods of increasing interest rates than other investments of comparable maturities.

In addition, to the extent mortgage securities are purchased at a premium, mortgage foreclosures and unscheduled principal prepayments may result in some loss of the holders' principal investment to the extent of the premium paid. On the other hand, if mortgage securities are purchased at a discount, both a scheduled payment of principal and an unscheduled prepayment of principal increases current and total returns and accelerates the recognition of income which, when distributed to shareholders, is taxable as ordinary income.

The Trust is actively assessing how the Year 2000 computer problem may affect its operations and financial conditions. The third-party providers servicing the Trust, such as its investment adviser, custodian, administrator, and transfer agent are still conducting their review of their Year 2000 preparedness. The Trust could suffer adverse affects from the Year 2000 computer problem if such service providers have not adapted their computer systems to handle this problem. Therefore, the Trust's Board of Trustees has requested to be kept up to date by the service providers on their progress towards becoming Year 2000 compliant. The Trust anticipates having all necessary information to complete its Year 2000 assessment by December 1998; at which point the Trust will take any necessary actions to minimize the impact of the Year 2000 problem.

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

ITEM 5.  MANAGEMENT OF THE TRUST

(A) The Trust was organized as a Delaware business trust with the name Kiewit Investment Trust. Effective October 20, 1998, the Trust changed its name to WT Investment Trust I. Under Delaware law, the Trust's Board of Trustees is responsible for establishing Trust policies and for overseeing the management of the Trust.

(B)(I) Effective October 20, 1998, Wilmington Trust Company (the "Manager") became the new investment adviser of WT Money Market, Short/Intermediate Bond and WT Broad Market Equity Series of the Trust. The Manager purchased substantially all of the assets of the Trust's former adviser, Kiewit Investment Management Corp. ("KIM"), and succeeded as the adviser to the Trust's Series with the consent of holders of a majority of each Series' shares. The Manager, with principal offices located at 1100 North Market Street, Wilmington, Delaware, 19890, is a wholly-owned subsidiary of Wilmington Trust Corporation, a publicly held bank-holding company.

(B)(II) Pursuant to an investment management agreement with the Trust with respect to each operational Series, the Manager manages the investment and reinvestment of their assets. The Manager also provides the Trust with records concerning the Manager's activities which the Trust is required to maintain and renders regular reports to the Trust's officers and the Board of Trustees. The Manager also selects brokers and dealers to effect securities transactions.

(B)(III) Under the investment management agreement for each operational Series, the monthly fees of the Series are at the following annual rates of their average monthly net assets: WT Money Market Series .20%; WT Intermediate-Bond Series .40%; and WT Broad Market Equity Series .70%.

(C) E. Mathew Brown is responsible for the day-to-day management of the Equity Series of the Trust. Mr. Brown joined the Manager in October of 1996. Prior to joining the Manager, he served as Chief Investment Officer of PNC Bank, Delaware from 1993 through 1996 and as Investment Division Manager for Delaware Trust Capital Management from 1990 through 1993.

         Eric K. Cheung, Vice President and Manager of the Fixed Income Division of the Manager, is responsible for the day-to-day management of the Short/Intermediate Bond Series of the Trust. From 1978 through 1986, Mr. Cheung was the Portfolio Manager for fixed income assets of the Meritor Financial Group. In 1986, Mr. Cheung joined the Manager, and in 1991, he became the Division Manager for all fixed income products.

(D) AND (E) PFPC Inc. ("PFPC"), 400 Bellevue Parkway, Wilmington, Delaware, 19809, serves as the Administrator, Accounting Services and Transfer Agent for each of the Series.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENTS. Under separate Administration Agreements and Accounting Services Agreements, PFPC serves, respectively, as Administrator and Accounting Services Agent for the Trust. In these joint capacities, PFPC manages and administers all regular day-to-day operations of each of the Trust's various Series subject to the supervision of the Trust's Board of Trustees. Pursuant to its respective agreements with PFPC, the Trust has agreed to pay PFPC, on behalf of each Trust Series, the Series' proportionate share of a complex-wide annual: (a) administration services charge of 0.015% of the Trust's aggregate total assets in excess of $125 million; and
(b) accounting services charge of 0.015% of the Trust's aggregate total assets in excess of $100 million. All PFPC annual asset-based fees are determined on an average daily total asset basis, and are subject to prescribed fixed minimums.

TRANSFER AGENCY AGREEMENT. PFPC serves as Transfer Agent of the Trust pursuant to a separate Transfer Agency Agreement with the Trust on behalf of each Series.

(F) The Trust bears all of its own costs and expenses, including: services of its independent accountants, legal counsel, brokerage fees, commissions and transfer taxes in connection with the acquisition and disposition of portfolio securities, taxes, insurance premiums, costs incidental to meetings of its shareholders and trustees, the cost of filing its registration statement under the federal securities law, reports to shareholders, and transfer and dividend disbursing agency, administrative services and custodian fees. Expenses allocable to a particular Series are so allocated, and expenses which are not allocable to a particular Series are borne by each Series on the basis of relative net assets.

(G)      Not applicable.

ITEM 5A.  MANAGEMENT'S DISCUSSION OF SERIES PERFORMANCE

A response to Item 5A has been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES

(A) All four Series issue shares of beneficial interest with a par value of $.01 per share. The shares of each Series, when issued and paid for in accordance with this registration statement, will be fully paid and nonassessable shares, with equal, non-cumulative voting rights, except as described below, and no preferences as to conversion, exchange, dividends, redemptions or any other feature. Shareholders shall have the right to vote only (i) for removal of Trustees, (ii) with respect to such additional matters relating to the Trust as may be required by the applicable provisions of the 1940 Act, including Section 16(a) thereof, and (iii) on such other matters as the Trustees may consider necessary or desirable. In addition, the shareholders of each Series will be asked to vote on any proposal to change a fundamental investment policy

(i.e. a policy that may be changed only with the approval of shareholders) of that Series. All shares of the Trust entitled to vote on a matter shall vote without differentiation between the separate Series on a one-vote-per-share basis; provided however, if a matter to be voted on affects only the interests of not all Series, then only the shareholders of such affected Series shall be entitled to vote on the matter. If liquidation of the Trust should occur, shareholders would be entitled to receive on a per class basis the assets of the particular Series whose shares they own, as well as a proportionate share of Trust assets not attributable to any particular class then in existence. Ordinarily, the Trust does not intend to hold annual meetings of shareholders, except as required by the 1940 Act or other applicable law. The Trust's by-laws provide that meetings of shareholders shall be called for the purpose of voting upon the question of removal of one or more Trustees upon the written request of the holders of not less than 10% of the outstanding shares.

(B) Peter Kiewit Sons', Inc., a Delaware corporation with principal offices at 1000 Kiewit Plaza, Omaha, NE 68131, is the direct or indirect parent of shareholders of more than 25% of the voting securities of the WT Money Market Series and therefore may be deemed to control that Series.

(C)      Not applicable.

(D)      Not applicable.

(E) Shareholder account inquiries may be made by writing or calling PFPC at 400 Bellevue Parkway, Wilmington, DE 19809 or (800) 254-3948.

(F) It is not expected that any Series will make cash or property distributions. Rather, each investor can redeem part or all of its shares in a Series. As explained below in (g), each investor will be required to report separately on its own U.S. federal income tax return its distributive share (as determined in accordance with the governing instruments of the Series) of a Series' income, gains, losses, deductions and credits. Each investor will be required to report its distributive share regardless of whether it has received a corresponding distribution of cash or property from a Series.

(G) Each Series of the Trust is intended to be taxable as a partnership for U.S. federal income tax purposes.

The Series are series of a trust organized under Delaware law. The Series will not be subject to any U.S. federal income tax. Instead, each investor will be required to report separately on its own U.S. federal income tax return its distributive share (as determined in accordance with the governing instruments of the Series) of a Series' income, gains, losses, deductions and credits. Each investor will be required to report its distributive share regardless of whether it has received a corresponding distribution of cash or property from a Series. An allocable share of a tax-exempt investor's income will be "unrelated business taxable income" ("UBTI") only to the extent that a Series borrows money to acquire property or invests in assets that produce UBTI or to the extent a tax-exempt investor borrows money to make an investment in the Series. In addition to U.S. federal income taxes, investors in the Series may also be subject to state and local taxes on their distributive share of a Series' income.

While the Series are not classified as "regulated investment companies" under Subchapter M of the Code, the Series' assets, income and distributions will be managed in such a way that an investor in the Series will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in a Series for such Series' entire fiscal year.

There are certain other tax issues that will be relevant to only certain of the investors; for instance, investors that are segregated asset accounts and investors who contribute assets rather than cash to the Series. It is intended that contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisors as to the tax consequences of an investment in the Series. Also, a Series may be required to withhold taxes on distributions to foreign investors. Foreign investors should contact their own tax advisors for more information with respect to any applicable withholding on distributions from a Series.

Redemptions of shares in a Series may be taxable. In general, a redemption of shares is taxable to the extent such cash or property received by the redeeming investor exceeds such investor's tax basis in its shares.

It is not expected that any Series will make distributions of cash or property. Instead, at the close of each fiscal year investors will be advised of their allocable share of a Series' income, gains, losses deductions and credits for U.S. federal income tax purposes.

If a Series of the Trust purchases shares in certain foreign investment entities, called "passive foreign investment companies" ("PFIC"), the investors in Series may be subject to U.S. federal income tax and a related interest charge on a portion of any "excess distribution" or gain from the disposition of such shares even if such income is distributed to investors in the Series and whether or not such investors are subject to tax.

Each Series of the Trust may be subject to foreign withholding taxes on income from certain of their foreign securities.

The Series' taxable year-end will normally be June 30. Although, as described above, the Series will not be subject to U.S. federal income tax, they will file appropriate U.S. federal income tax returns.

(H) Not applicable. The Series of the Trust may act as master funds in a master-feeder structure.

ITEM 7.  PURCHASE OF SECURITIES BEING OFFERED

(A) The Trust's shares have not been registered under the Securities Act of 1933, which means that its shares may not be sold publicly. However, the Trust may sell its shares through private placements pursuant to available exemptions from registration under that Act.

Shares of the Trust are sold only to: affiliates of the Manager; subsidiaries of the parent company of the Manager; certain joint venture partners of affiliates of the Manager; and other institutional investors. Shares of the Series are sold at net asset value without a sales charge. Shares are purchased at the net asset value next determined after the Trust receives the order in proper form. All investments are credited to the shareholder's account in the form of full and fractional shares of the Series calculated to three decimal places. In the interest of economy and convenience, certificates for shares will be issued only upon written request.

The Trust distributes its own shares.

IN KIND PURCHASES

If accepted by the Trust, shares of each Series may be purchased in exchange for securities which are eligible for acquisition by such Series as described in this registration statement. Securities to be exchanged which are accepted by the Trust and Trust shares to be issued therefore will be valued, as set forth under "Valuation of Shares" in Item 7(b), at the time of the next determination of net asset value after such acceptance. All dividends, interest, subscription, or other rights pertaining to such securities shall become the property of the Series whose shares are being acquired and must be delivered to the Trust by the investor upon receipt from the issuer.

The Trust will not accept  securities in exchange for shares of a Series unless:
(1) current market quotations are readily available for such securities; (2) the investor represents and agrees that all securities offered to be exchanged are not subject to any restrictions upon their sale by the Series under the Securities Act of 1933 or under the laws of the country in which the principal market for such securities exists, or otherwise; (3) at the discretion of the Series, the value of any such security (except U.S. Government securities) being exchanged together with other securities of the same issuer owned by the Series will not exceed 5% of the net assets of the Series immediately after the transaction; and (4) the Series acquires the securities for investment and not for resale. In addition, nearly all of the securities accepted in an exchange must be, at the time of the exchange, eligible to be included in the Series whose shares are issued. (See Item 4(a)(i).) Investors interested in such exchanges should contact the Manager.

(B)     VALUATION OF SHARES

The net asset value per share of each Series is calculated by dividing the total market value of the Series' investments and other assets, less any liabilities, by the total outstanding shares of the stock of the Series. On each Business Day of the Trust, net asset value is determined as of the close of business of the NYSE, usually 4:00 p.m. Eastern time; except for the WT Money Market Series and the WT Government Money Market Series which are determined at 2:00 p.m., Eastern time. Securities held by the Series which are listed on a securities exchange and for which market quotations are available are valued at the last quoted sale price of the day or, if there is no such reported sale, at the mean between the most recent quoted bid and asked prices. Price information on listed securities is taken from the exchange where the security is primarily traded. Unlisted securities for which market quotations are readily available are valued at the mean between the most recent bid and asked prices. The value of other assets and securities for which no quotations are readily available (including restricted securities) are determined in good faith at fair value in accordance with procedures adopted by the Board of Trustees.

Money market instruments with a maturity of more than 60 days are valued at current market value, as discussed above. Money market instruments with a maturity of 60 days or less are valued at their amortized cost, which the Board of Trustees has determined in good faith constitutes fair value for purposes of complying with the 1940 Act. This valuation method will continue to be used until such time as the Trustees determine that it does not constitute fair value for such purposes.

The net asset value of the shares of each Series, except the WT Money Market Series and the WT Government Money Market Series, will fluctuate in relation to its own investment experience. The WT Money Market Series and the WT Government Money Market Series will attempt to maintain a stable net asset value of $1.00 per share.

The offering price of shares of each Series is the net asset value next determined after the purchase order is received and accepted; no sales charge or reimbursement fee is imposed.

(C)      Not applicable.

(D) The minimum for an initial investment is $1,000,000. There is no minimum for subsequent investments.

(E)      Not applicable.

(F)      Not applicable.

(G)      Not applicable.

ITEM 8.  REDEMPTION OR REPURCHASE

(A) As stated above in response to Item 7(a), "Purchase of Securities Being Offered," the Trust's shares have not been registered under the Securities Act of 1933, which means that its shares are restricted securities which may not be sold unless registered or pursuant to an available exemption from that Act.

Redemptions are processed on any day on which the specific Series is open for business and are effected at the Series' net asset value next determined after the Series receives a redemption request in good form.

Redemption payments in cash will ordinarily be made within seven days after receipt of the redemption request in good form. However, the right of redemption may be suspended or the date of payment postponed in accordance with the 1940 Act. The amount received upon redemption may be more or less than the amount paid for the shares depending upon the fluctuations in the market value of the assets owned by the Series.

If the Board of Trustees determines that it would be detrimental to the best interests of the remaining shareholders of any Series to make a particular payment wholly or partly in cash, a Series may pay the redemption price in whole or in part by a distribution of portfolio securities from the Series of the shares being redeemed in lieu of cash in accordance with Rule 18f-1 under the Investment Company Act of 1940. Investors may incur brokerage charges and other transaction costs selling securities that were received in payment of redemptions.

For additional information about redemption of Trust shares, see Items 19(a) and
(b) in Part B.

(B)      Not applicable.

(C)      Not applicable.

(D) Although the redemption payments will ordinarily be made within seven days after receipt, payment to investors redeeming shares which were purchased by check will not be made until the Trust can verify that the payments for the purchase have been, or will be, collected, which may take up to fifteen days or more. Investors may avoid this delay by submitting a certified check along with the purchase order.

ITEM 9.  PENDING LEGAL PROCEEDINGS

         None.

Part B:

ITEM 10. COVER PAGE

         Not applicable.

ITEM 11. TABLE OF CONTENTS

         Not applicable.

ITEM 12. GENERAL INFORMATION AND HISTORY

         Not applicable.

ITEM 13. INVESTMENT OBJECTIVES AND POLICIES

(A)-(C) The information provided in response to these items is in addition to the information provided in response to Item 4(a)(ii) of Part A.

In addition to the policies stated in response to Item 4(a)(ii) of Part A, each of the Series has adopted certain limitations which may not be changed with respect to any Series without the approval of a majority of the outstanding voting securities of the Series. A "majority" is defined as the lesser of: (1) at least 67% of the voting securities of the Series (to be affected by the proposed change) present at a meeting if the holders of more than 50% of the outstanding voting securities of the Series are present or represented by proxy, or (2) more than 50% of the outstanding voting securities of such Series.

The Series will not: (1) as to 75% of the total assets of a Series, invest in the securities of any issuer (except obligations of the U.S. Government and its instrumentalities) if, as a result more than 5% of the Series' total assets, at market, would be invested in the securities of such issuer, provided that this restriction applies to 100% of the total assets of the WT Money Market Series;
(2) borrow, except that a Series may borrow from banks for temporary or emergency purposes or to pay redemptions and then, in no event, in excess of 33% of its net assets and a Series may pledge not more than 33% of such assets to secure such loans; (3) pledge, mortgage, or hypothecate any of its assets to an extent greater than 10% of its total assets at fair market value, except as described in (2) above; (4) invest more than 15% of the value of the Series' net assets in illiquid securities which include certain restricted securities, repurchase agreements with maturities of greater than seven days, and other illiquid investments; (5) invest its assets in securities of any investment company in excess of the limits set forth in the Investment Company Act of 1940, as amended (the "1940 Act") and rules thereunder, except in connection with a merger, acquisition of assets, consolidation or reorganization; (6) acquire any securities of companies within one industry if, as a result of such acquisition, more than 25% of the value of the Series' total assets would be invested in securities of companies within such industry; (7) engage in the business of underwriting securities issued by others, except that, in connection with the disposition of a security, a Series may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933 (the "1933 Act"); (8) purchase or sell commodities except that each Series may purchase or sell financial futures contracts and options thereon; (9) invest in real estate, including limited partnership interests therein, although they may purchase and sell securities which deal in real estate and securities which are secured by interests in real estate; (10) purchase securities on margin or sell securities short, except that a Series may satisfy margin requirements with respect to futures transactions; and (11) make loans, except that this restriction shall not prohibit (a) the purchase of obligations customarily purchased by institutional investors, (b) the lending of Series securities or (c) entry into repurchase agreements.

For the purposes of (4) above, each Series may invest in commercial paper that is exempt from the registration requirements of the 1933 Act subject to the requirements regarding credit ratings stated in Item 4 of Part A. Further, pursuant to Rule 144A under the 1933 Act, the Series may purchase certain unregistered (i.e. restricted) securities upon a determination that a liquid institutional market exists for the securities. If it is decided that a liquid market does exist, the securities will not be subject to the 15% limitation on holdings of illiquid securities stated in (4) above. While maintaining oversight, the Board of Trustees has delegated the day-to-day function of making liquidity determinations to Wilmington Trust Company (the "Manager"). For Rule 144A securities to be considered liquid, there must be at least one dealer making a market in such securities. After purchase, the Board of Trustees and the Manager will continue to monitor the liquidity of Rule 144A securities. There is no limit on the Series' investment in Rule 144A securities that are determined to be liquid.

For the purposes of (6) above, (i) utility companies will be divided according to their services; e.g., gas, gas transmission, electric and gas, electric, water and telephone will each be considered a separate industry; and (ii) the WT Money Market Series may invest more than 25% of the value of its total assets in obligations of U.S. banks, such as certificates of deposits, time deposits and bankers' acceptances. The banks must have total assets exceeding one billion dollars.

NON-FUNDAMENTAL LIMITATIONS - ALL SERIES

The following policies are non-fundamental and may be changed by the Board of Trustees, without shareholder approval:

The Series will not: (1) invest for the purpose of exercising control over management of any company; or (2) acquire more than 10% of the voting securities of any issuer.

NON-FUNDAMENTAL POLICIES - WT SHORT/INTERMEDIATE BOND SERIES

The following policies are non-fundamental and may be changed by the Board of Trustees, without shareholder approval:

The WT Short/Intermediate Bond Series (referred to herein as the "WT Bond Series") may invest in obligations that permit repayment of the principal amount of the obligation prior to maturity. Variable and floating rate obligations are relatively long-term instruments that often carry demand features permitting the holder to demand payment of principal at any time or at specified intervals prior to maturity. Standby commitments, which are similar to a put, give the WT Bond Series the option to obligate a broker, dealer or bank to repurchase a security held by the WT Bond Series at a specified price. Tender option bonds are relatively long-term bonds that are coupled with the agreement of a third party (such as a broker, dealer or bank) to grant the holders of such securities the option to tender the securities to the institution at periodic intervals. The WT Bond Series will purchase these types of instruments primarily for the purpose of increasing the liquidity of its portfolio.

Given the short-to-intermediate average duration of the holdings of the WT Bond Series and the current interest rate environment, the Portfolio should experience smaller price fluctuations than those experienced by longer-term bond funds and a higher yield than fixed-price money market funds. Of course, the Portfolio will likely experience larger price fluctuations than money market funds and a lower yield than longer term bond funds. Given the quality of the Portfolio's holdings, which must be investment grade (rated within the top four categories) or comparable to investment grade securities at the time of purchase, the Portfolio will accept lower yields in order to avoid the credit concerns experienced by funds that invest in lower quality fixed income securities.

New issues of bonds are often issued on a "when-issued" basis, which means that actual payment for the delivery of the securities generally takes place 15 to 45 days after the purchase date. During this period, the WT Bond Series bears the risk that interest rates on debt securities at the time of delivery may be higher or lower than those contracted for on the when-issued securities. To alleviate this risk, the WT Bond Series does not intend to invest more than 5% of its assets in when-issued securities.

The WT Bond Series also may invest up to 5% of its assets in zero coupon bonds or "strips." Zero coupon bonds do not make regular interest payments, rather they are sold at a discount from face value. Principal and accretive discount (representing interest accrued but not paid) are paid at maturity. Strips are debt securities that are stripped of their interest after the securities are issued, but are otherwise comparable to zero coupon bonds. The market values of zero coupon bonds and strips generally fluctuate in response to changes in interest rates to a greater degree than interest paying securities of comparable term and quality. The strips in which the WT Bond Series may invest may or may not be a part of the U.S. Treasury Separately Traded Registered Interest and Principal Securities program. The WT Bond Series may also purchase inverse floaters, which are instruments whose interest bears an inverse relationship to the interest rate on another security.

Generally, the WT Bond Series' average maturity will tend to be shorter when the Manager expects interest rates to rise and longer when it expects interest rates to decline.

(D) The Trust, as the "master" fund in a "master-feeder" structure, received substantially all the investment assets of the Portfolios of WT Mutual Fund and expects to continue its investment policies. Therefore, the portfolio turnover ratios of WT Mutual Fund's Portfolios prior to their conversion to "feeder" funds in a "master/feeder" structure are relevant.

The portfolio turnover rates for the fiscal year ended June 30, 1996, for the WT Short-Intermediate Bond Portfolio (formerly the Kiewit Intermediate-Term Bond Portfolio) and WT Broad Market Equity Portfolio and for the year ended June 30, 1997 for the WT Short/Intermediate Bond Series and WT Broad Market Equity Series were as follows:

  Name                           June 30, 1998    June 30, 1997    June 30, 1996
  WT Short/Intermediate Bond        236.36%        51.57%             86.06%

  WT Broad Market Equity            93.08%          26.33%            16.95%

The annual turnover rates of the WT Short/Intermediate Bond Series is not expected to exceed 100% The annual turnover rate of the WT Broad Market Equity Series is not expected to exceed 75%. Generally, securities held by the WT Broad Market Equity Series will not be sold to realize short-term profits, but when circumstances warrant, they may be sold without regard to the length of time held. Generally, securities held by WT Broad Market Equity Series will be purchased with the expectation that they will be held for longer than one year.

ITEM 14. MANAGEMENT OF THE REGISTRANT

(A) AND (B)       TRUSTEES AND OFFICERS

The names, addresses and ages of the trustees and officers of the Trust and a brief statement of their present positions and principal occupations during the past five years is set forth below. Trustees who are deemed to be "interested persons" as defined in the 1940 Act are indicated by an asterisk (*).

Lawrence B. Thomas
7813 Pierce Circle
Omaha, NE  68124

Mr. Thomas, age 62, is a Trustee of the Trust and WT Mutual Fund. He retired in October 1996, after having served in numerous financial positions at ConAgra, Inc. (an international food company) including Treasurer, Secretary, Risk Officer, and Senior Vice President-Finance (Principal Financial Officer). In his thirty-six years at ConAgra, he also served as director and officer of numerous of its subsidiaries.

Robert H. Arnold
152 W. 57th Street, 44th Floor
New York, NY  10019

Mr. Arnold, age 54, is a Trustee of the Trust and WT Mutual Fund. In 1989, Mr. Arnold founded, and currently co-manages, R. H. Arnold & Co., Inc., an investment banking company. Prior to forming R. H. Arnold & Co., Inc., Mr. Arnold was Executive Vice President and a director to Cambrian Capital Corporation, an investment banking firm he co-founded in 1987.

Nicholas A. Giordano
LaSalle University
Philadelphia, PA 19141

Mr. Giordano, age 55, is a Trustee of the Trust and WT Mutual Fund. He was appointed interim President of LaSalle University on July 1, 1998 and was a consultant for financial services organizations from late 1997 through 1998. He served as president and chief executive officer of the Philadelphia Stock Exchange from 1981 through August 1997, and also served as chairman of the board of the exchange's two subsidiaries: Stock Clearing Corporation of Philadelphia and Philadelphia Depository Trust Company. Before joining the Philadelphia Stock Exchange, Mr. Giordano served as chief financial officer at two brokerage firms (1968-1971). A certified public accountant, he began his career at Price Waterhouse in 1965.

Robert J. Christian*
Rodney Square North
1100 N. Market Street
Wilmington, DE 19890-0001

Mr. Christian, age 49, is Trustee and President of the Trust and WT Mutual Fund. He has been Chief Investment Officer of Wilmington Trust Company since February 1996 and Director of Rodney Square Management Corporation since 1996. He was Chairman and Director of PNC Equity Advisors Company, and President and Chief

Investment Officer of PNC Asset Management Group Inc. from 1994 to 1996. He was Chief Investment Officer of PNC Bank from 1992 to 1996 and Director of Provident Capital Management from 1993 to 1996.


Eric K. Cheung
Rodney Square North
1100 N. Market Street
Wilmington, DE  19890-001

Mr. Cheung, age 43, is Vice President of the Trust and WT Mutual Fund. From 1978 to 1986, Mr. Cheung was the Portfolio Manager for fixed income assets of the Meritor Financial Group. In 1986, Mr. Cheung joined Wilmington Trust Company and in 1991, he became the Division Manager for all fixed income products.

John J. Kelley
400 Bellevue Parkway
Wilmington, DE  19809

Mr. Kelley, age 39, is Treasurer of the Trust and WT Mutual Fund. He has been Vice President of PFPC Inc. since January 1998. He was a Vice President of Rodney Square Management Corporation from 1995 to January 1998 and Assistant Vice President from 1989 to 1995.


(C) The fees and expenses of the Trustees who are not "interested persons" of the Trust ("Independent Trustees"), as defined in the 1940 Act, are paid by the Trust. The following table shows the fees paid to the Independent Trustees by the WT Funds (formerly the Kiewit Funds) for the fiscal year ended June 30, 1998.


                           Total Compensation             Total Compensation
Independent Trustee          From the Trust               From Fund Complex
-------------------- ------------------------------- --------------------------
Lawrence B. Thomas              $13,750                        $27,500
Robert H. Arnold                $13,750                        $27,500
Nicholas A. Giordano               n.a.                           n.a.


ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

(A)      See Item 6(b).

(B) As of September 29, 1998, Kiewit Mutual Fund owned beneficially at least 5% of the outstanding shares of the Series.

(C) As of September 29, 1998, the trustees and officers of the Trust as a group owned less than one percent of each Series of Registrant's shares of beneficial interest.

ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES

(A)      (i)      See Item 5(b)(i)

         (ii)     See Item 14(b)

         (iii) For the services it provides as investment manager to each operational Series of the Trust, the Manager is paid a monthly fee calculated as a percentage of average net assets of the Series. (See Item 5(b)(iii)).

                  Pursuant to the investment management agreements then in effect, the fees payable to the Series' previous investment adviser, Kiewit Investment Management Corp., for the fiscal years ended June 30, 1998, 1997 and 1996, would have been the following:

                                                 1998        1997         1996
                                                 (000)       (000)        (000)
 Money Market                                  $983,634    $833,621*    $843,989
 Government Money Market**                        n/a         n/a          n/a
 Short-Term Government***                      $437,024    $434,306*    $492,172
 Short-Intermediate (formerly, Intermediate    $579,830    $544,147*    $563,114
 Term)
 Broad Market (formerly, Equity)               $695,586    $517,000*    $354,646
 Tax-Exempt***                                 $411,178    $445,922*    $499,823

* Includes manager's fees payable by the Series of the Trust, commencing March 3, 1997, pursuant to the Series' investment advisory agreements.
** The Government Money Market Portfolio has not commenced operations.
*** The Short-Term Government Portfolio was liquidated on September 25, 1998 and the Tax-Exempt Portfolio was liquidated on April 3, 1998.

                  During the fiscal years ended June 30, 1998, 1997 and 1996, Kiewit Investment Management Corp. waived the following amounts to the Portfolios and, commencing March 3, 1997, their corresponding Series:

 NAME                                             1998        1997         1996
 Money Market Portfolio                        $519,887    $334,909     $298,011
 Short-Term Government*                         272,381     211,769      219,505
 Short-Intermediate (formerly, Intermediate     115,748      92,541       86,597
 Term)
 Broad Market (formerly, Equity)                126,953     109,204      126,289
 Tax Exempt*                                     97,408      70,323       57,267
 Government Money Market**                         n/a         n/a          n/a

* The Short-Term Government Portfolio was liquidated on September 25, 1998 and the Tax Exempt Portfolio was liquidated on April 3, 1998.
** The Government Money Market Portfolio has not commenced operations.

(B) The information provided in response to this item is in addition to the information provided in response to Item 5(b) of Part A.

Each investment management agreement is in effect for a period of two years. Thereafter, each agreement may continue in effect for successive annual periods, provided such continuance is specifically approved at least annually by a vote of the Trust's Board of Trustees or, by a vote of the holders of a majority of the Series' outstanding voting securities, and in either event by a majority of the Trustees who are not parties to the agreement or interested persons of any such party (other than as Trustees of the Trust), cast in person at a meeting called for that purpose. An investment management agreement may be terminated without penalty at any time by the Series or by the Manager on 60 days written notice and will automatically terminate in the event of its assignment as defined in the 1940 Act.

(C)      Not applicable.

(D)      Not applicable.

(E)      Not applicable.

(F)      Not applicable.

(G)      Not applicable.

(H) PNC Bank, N.A., 1600 Market Street, Philadelphia, PA 19103, serves as Custodian of the Trust.

PricewaterhouseCoopers LLP, Thirty South 17th Street, Philadelphia, Pennsylvania 19103, is the independent accountants for the Trust.

(I)      Not applicable.

ITEM 17. BROKERAGE ALLOCATION

(A) Portfolio transactions will be placed with a view to receiving the best price and execution. Prior to February 28, 1997, the individual Portfolios sought to achieve their investment objectives by purchasing and managing their own investment portfolios. As a consequence, the Portfolios incurred brokerage commissions directly rather than indirectly through their investment in the corresponding Series. During the period from February 28, 1997 to June 30, 1997, the WT Short/Intermediate Bond Series (formerly the Kiewit Intermediate-Term Bond Series) paid no brokerage commissions. The WT Broad Market Equity Series (formerly the Kiewit Equity Series) paid $115,487 in brokerage commissions for the fiscal year ended June 30, 1998, and $28,600 for the period from February 28, 1997 to June 30, 1997. WT Broad Market Equity Portfolio (formerly the Kiewit Equity Portfolio) paid $32,578 in brokerage commissions for the fiscal year ended June 30, 1997, $82,485 for the fiscal year ended June 30, 1996 and $34,515 for the period ended June 30, 1995.

(B)      Not applicable.

(C) The Series will seek to acquire and dispose of securities in a manner which would cause as little fluctuation in the market prices of stocks being purchased or sold as possible in light of the size of the transactions being effected, and brokers will be selected with this goal in view. The Manager monitors the performance of brokers which effect transactions for each Series to determine the effect that the Series' trading has on the market prices of the securities in which they invest. Transactions may be placed with brokers who provide the Manager with investment research, such as reports concerning individual issuers, industries and general economic and financial trends and other research services. Each Series' Advisory Agreement permits the adviser knowingly to pay commissions on such transactions which are greater than another broker might charge if the Manager, in good faith, determines that the commissions paid are reasonable in relation to the research or brokerage services provided by the broker or dealer when viewed in terms of either a particular transaction or the Manager's overall responsibilities to the Trust.

(D)      Not applicable.

(E)      Not applicable.

ITEM 18. CAPITAL STOCK AND OTHER SECURITIES

(A) The information provided in response to this item is in addition to the information provided in response to Item 6(a) in Part A.

The Trust does not intend to hold annual meetings; it may, however, hold a meeting for such purposes as changing fundamental investment limitations, approving a new investment management agreement or any other matters which are required to be acted on by shareholders under the 1940 Act. Shareholders may receive assistance in communicating with other shareholders in connection with the election or removal of Trustees similar to the provisions contained in
Section 16(c) of the 1940 Act.

(B)      Not applicable.

ITEM 19.          PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED

The information provided in response to this item is in addition to the information provided in response to Items 7 and 8 in Part A.

(A) AND (B) The Trust will accept purchase and redemption orders with respect to a Series on each day that the Series is open for business. Each Series, except the WT Money Market Series and the WT Government Money Market Series, is open each day that the NYSE is open. Currently, the NYSE is scheduled to be open Monday through Friday throughout the year except for New Year's Day, Presidents' Day, Martin Luther King Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas Day. The WT Money Market Series and the WT Government Money Market Series are open each day that member banks of the Federal Reserve Board are open. Orders for redemptions and purchases will not be processed if the Trust is closed.

The Trust reserves the right, in its sole discretion, to suspend the offering of shares of any or all Series or reject purchase orders when, in the judgment of management, such suspension or rejection is in the best interest of the Trust or a Series. Securities accepted in exchange for shares of a Series will be acquired for investment purposes and will be considered for sale under the same circumstances as other securities in the Series.

The Trust may suspend redemption privileges or postpone the date of payment: (1) during any period when the NYSE is closed, or trading on the Exchange is restricted as determined by the Securities and Exchange Commission (the "SEC"),
(2) during any period when an emergency exists as defined by the rules of the Commission as a result of which it is not reasonably practicable for the Trust to dispose of securities owned by it, or fairly to determine the value of its assets and (3) for such other periods as the Commission may permit.

The valuation of the WT Money Market and WT Government Money Market Series' portfolio securities (including any securities held in a separate account maintained for when-issued securities) is based upon their amortized costs which does not take into account unrealized capital gains or losses. This involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. While this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price the Series would receive if it sold the instrument. During periods of declining interest rates, the daily yield on shares of the Series computed as described above may tend to be higher than a like computation made by a fund with identical investments utilizing a method of valuation based upon market prices and estimates of market prices for all of its portfolio instruments. Thus, if the use of amortized cost by the Series resulted in a lower aggregate portfolio value on a particular day, a prospective investor in the Series would be able to obtain a somewhat higher yield than would result from investment in a fund utilizing solely market values, and existing investors in the Series would receive less investment income. The converse would apply in a period of rising interest rates.

The WT Money Market and WT Government Money Market Series' use of amortized cost which facilitates the maintenance of the Series' per share net asset value of $1.00 is permitted by a rule adopted by the SEC, pursuant to which the Series must adhere to certain conditions.

The WT Money Market and WT Government Money Market Series each must maintain a dollar-weighted average portfolio maturity of 90 days or less, only purchase instruments having remaining maturities of 397 calendar days or less, and invest only in those U.S. dollar-denominated instruments that the Manager has determined, pursuant to guidelines adopted by the Board of Trustees, present minimal credit risks and which are, as required by the federal securities laws
(i) rated in one of the two highest rating categories as determined by nationally recognized statistical rating agencies, (ii) instruments deemed comparable in quality to such rated instruments, or (iii) instruments, the issuers of which, with respect to an outstanding issue of short-term debt that is comparable in priority and protection, have received a rating within the two highest categories of nationally recognized statistical rating agencies. Securities subject to floating or variable interest rates with demand features in compliance with applicable rules of the SEC may have stated maturities in excess of 397 days. The Trustees have established procedures designed to stabilize, to the extent reasonably possible, the Series' price per share as computed for the purpose of sales and redemptions at $1.00. Such procedures will include review of the portfolio holdings by the Trustees, at such intervals as they may deem appropriate, to determine whether the Series' net asset value calculated by using available market quotations deviates from $1.00 per share based on amortized cost. The extent of any deviation will be examined by the Trustees. If such deviation exceeds 1/2 of 1%, the Trustees will promptly consider what action, if any, will be initiated. In the event the Trustees determine that a deviation exists which may result in material dilution or other unfair results to investors or existing shareholders, they will take such corrective action as they regard as necessary and appropriate, which may include the sale of portfolio instruments prior to maturity to realize capital gains or loses or to shorten average portfolio maturity, withholding dividends, redemptions of shares in kind, or establishing a net asset value per share by using available market quotations.

(C) The Trust has filed a notice of election pursuant to Rule 18f-1 under the 1940 Act. (SEE Item 8(a) of Part A.)

ITEM 20. TAX STATUS

See Item 6 in Part A.

ITEM 21. UNDERWRITERS

(A)      Not applicable.

(B)      Not applicable.

(C)      Not applicable.

ITEM 22. CALCULATION OF PERFORMANCE DATA

The performance of a Series may be quoted in terms of its yield and its total return in advertising and other promotional materials ("performance advertisements"). Performance data quoted represents past performance and is not intended to indicate future performance. The investment return of an investment in the Series and the principal value of an investment in any Series except the Money Market Series and the Government Money Market Series will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Performance of the Series will vary based on changes in market conditions and the level of each Series' expenses. These performance figures are calculated in the following manner:

A. YIELD is the net annualized yield for a specified 7 calendar days calculated at simple interest rates. From time to time, the Money Market Series and the Government Money Market Series may advertise their yields. Yield is calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, subtracting a hypothetical charge reflecting deductions from shareholder accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return. The yield is annualized by multiplying the base period return by 365/7. The yield figure is stated to the nearest hundredth of one percent.

B. EFFECTIVE YIELD is the net annualized yield for a specified 7 calendar days assuming reinvestment of income or compounding. From time to time the Money Market Series and the Government Money Market Series may advertise their effective yields. Effective yield is calculated by the same method as yield except the yield figure is compounded by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the following formula:

         Effective Yield = [(Base Period Return + 1) 365/7] - 1.

C. YIELD of the Intermediate-Term Bond Series is calculated by dividing the Series' investment income for a 30-day period, net of expenses, by the average number of shares entitled to receive dividends during that period according to the following formula:

         YIELD = 2[((a-b)/cd + 1)6-1]

            Where:

                a = distributions and interest earned during the period;

                b = expenses accrued for the period (net of reimbursements);

                c = the average daily number of shares outstanding during the period that were entitled to receive dividends; and

                d = the maximum offering price per share on the last day of the period.

The result is expressed as an annualized percentage (assuming semiannual compounding) of the maximum offering price per share at the end of the period.

Except as noted below, in determining interest earned during the period (variable "a" in the above formula), the interest earned on each debt instrument held by a Series during the period is calculated by: (i) computing the instrument's yield to maturity, based on the value of the instrument (including actual accrued interest) as of the last business day of the period or, if the instrument was purchased during the period, the purchase price plus accrued interest; (ii) dividing the yield to maturity by 360; and (iii) multiplying the resulting quotient by the value of the instrument (including actual accrued interest). Once interest earned is calculated in this fashion for each debt instrument held by the Series, interest earned during the period is then determined by totaling the interest earned on all debt instruments held by the Series.

For purposes of these calculations, the maturity of a debt instrument with one or more call provisions is assumed to be the next date on which the instrument reasonably can be expected to be called or, if none, the maturity date. In general, interest income is reduced with respect to debt instruments trading at a premium over their par value by subtracting a portion of the premium from income on a daily basis, and increased with respect to debt instruments trading at a discount by adding a portion of the discount to daily income.

Since yield accounting methods differ from the accounting methods used to calculate net investment income for other purposes, a Series' yield may not equal the income distributions actually paid to investors or the net investment income reported with respect to the Series in the Trust's financial statements.

Yield information may be useful in reviewing a Series' performance and in providing a basis for comparison with other investment alternatives. Nevertheless, the Series' yields fluctuate, unlike investments that pay a fixed interest rate over a stated period of time. Investors should recognize that in periods of declining interest rates, the Series' yields will tend to be somewhat higher than prevailing market rates, and in periods of rising interest rates, the Series' yields will tend to be somewhat lower. Also, when interest rates are falling, the inflow of net new money to the Series from the continuous sale of their shares will likely be invested in instruments producing lower yields than the balance of the Series' holdings, thereby reducing the current yields of the Series. In periods of rising interest rates, the opposite can be expected to occur.

D. AVERAGE ANNUAL TOTAL RETURN is the average annual compound rate of return for the periods of one year, five years, ten years and the life of a Series, where quotations reflect changes in the price of a Series' shares, if any, and assume that all income and capital gains distributions, if any, during the respective periods were reinvested in Series shares. Each Series may advertise its average annual total return from time to time. Average annual total return is calculated by finding the average annual compound rates of return of a hypothetical investment over such periods, according to the following formula (average annual total return is then expressed as a percentage):

         T=(ERV/P)1/n - 1

                  Where:   P   = a hypothetical initial investment of $1,000

                           T   = average annual total return

                           n   = number of years

                           ERV = ending  redeemable  value: ERV is the value, at
                                 the end of the applicable period, of a hypothetical $1,000 investment made at the beginning of the applicable period.

E. CUMULATIVE TOTAL RETURN is the cumulative rate of return on a hypothetical initial investment of $1,000 for a specified period. Cumulative total return quotations reflect the change in the price of a Series shares, if any, and assume that all income and capital gains distributions, if any, during the period were reinvested in Series shares.

Cumulative total return is calculated by finding the cumulative rates of return of a hypothetical investment over such periods, according to the following formula (cumulative total return is then expressed as a percentage):

         C = (ERV/P) - 1

                  Where:   C   = Cumulative Total Return

                           P   = a hypothetical initial investment of $1,000

                           ERV = ending  redeemable  value: ERV is the value, at
                                 the end of the applicable period, of a hypothetical $1,000 investment made at the beginning of the applicable period.

ITEM 23. FINANCIAL STATEMENTS

         The audited financial statements and the financial highlights for the Trust for its fiscal year ended June 30, 1998, as set forth in the Trust's annual report to shareholders, and the report thereon of PricewaterhouseCoopers LLP, the Trust's independent accountants, also appearing in the Trust's annual report, are incorporated herein by reference.

                              WT INVESTMENT TRUST I

                                    FORM N-1A

                            PART C: OTHER INFORMATION

ITEM 24.          FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial  Statements  included  in  Part  A - Not  applicable
                  Financial Statements included in Part B - Incorporated by reference to the Trust's annual report to shareholders for the period ended June 30, 1998, filed with the SEC via Edgar on September 2, 1998

         (b)      Exhibits:

                  The  following   exhibits  are  attached  hereto,   except  as
                  otherwise noted:

                  (1)   (i)   Agreement and Declaration of Trust*

                        (ii)  Certificate of Trust*

                  (2)   By-Laws*

                  (3)   None

                  (4)   Not applicable

                  (5)   (i)   Investment Management Agreement re WT Money Market
                              Series**

                        (ii)  Investment     Management    Agreement    re    WT
                              Short/Intermediate Bond Series**

                        (iii) Investment Management Agreement re WT Broad Market
                              Equity Series**

                  (6)   None

                  (7)   None

                  (8)   Custody Agreement with PNC Bank, N.A.**

                  (9)   (i)   Form of Transfer Agency Agreement with PFPC Inc.**

                        (ii) Form of Accounting Services Agreement with PFPC Inc.**

                        (iii) Form of Administration Agreement with PFPC Inc.**

                  (10)  Not applicable

                  (11)  Not applicable

                  (12)  Not applicable

                  (13)  Subscription Agreement*

                  (14)  Not applicable

                  (15)  Not applicable

                  (16)  Not applicable

                  (17)  Financial Data Schedules**

                  (18)  Not applicable

* Previously filed with the Securities and Exchange Commission with Post-Effective Amendment No. 1 on Form N1-A on February 28, 1997 and incorporated herein by reference.

**        Filed herewith.

ITEM 25.          PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

None.

ITEM 26.          NUMBER OF HOLDERS OF SECURITIES.

                                                        Number of Record Holders
         Title of Class                                 as of September 29, 1998
         --------------                                 ------------------------

         Shares of Beneficial Interest,
         Par Value $0.01

         WT Money Market Series                                  2

         WT Government Money Market Series                       2

         WT Short-Intermediate Bond Series                       2

         WT Broad Market Equity Series                           2

ITEM 27.          INDEMNIFICATION.

Reference is made to Article VII of the Registrant's Agreement and Declaration of Trust (Exhibit 24(b)(1)(i)) and to Article X of the Registrant's By-Laws (Exhibit 24(b)(2)), which are incorporated herein by reference. Pursuant to Rule 484 under the Securities Act of 1933, as amended, the Registrant furnishes the following undertaking:

         "Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue."

ITEM 28.          BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

Wilmington Trust Company ("WTC"), a Delaware corporation, serves as investment adviser to the Registrant. It currently manages large institutional accounts and collective investment funds.

The business, profession, vocation or employment of a substantial nature in which each director and officer of the Manager and PFPC is or has been, during the past two fiscal years, engaged for his own account in the capacity of director, officer, employee, partner or trustee is set forth below.

The directors and principal executive officers of the Manager have held the following positions of a substantial nature in the past two years:

                                    Business or Other  Connections  of Principal
                                    Executive    Officers   and   Directors   of
(A) Name                            Registrant's Manager
-------                             --------------------------------------------

Robert H. Bolling, Jr.              Owner,  R.H. Bolling,  Jr. P.E.  (consulting
                                    engineering firm)

Carolyn S. Burger                   President  and Chief  Executive  Officer  of
                                    Bell Atlantic-Delaware,

                                    Incorporated

Ted T. Cecala                       Chairman   and  Chief   Executive   Officer,
                                    Wilmington Trust  Corporation and Wilmington
                                    Trust Company

Richard R. Collins                  Chairman, Collins,  Incorporated (consulting
                                    firm   for   various   insurance    industry
                                    associations and financial and non-financial companies); Retired President, American Life
                                    Insurance Company

Charles S. Crompton, Esq.           Attorney, Partner, Potter Anderson & Corroon
                                    (law firm)

H. Stewart Dunn, Jr., Esq.          Attorney,  Partner, Ivins, Phillips & Barker
                                    (law firm)

Edward B. du Pont                   Private investor; Director, E. I. du Pont de
                                    Nemours and Company,  Incorporated;  Retired
                                    Chairman, Atlantic Aviation Corporation

Robert C. Forney                    Retired   Executive   Vice   President   and
                                    Director,  E.  I. Du  Pont  de  Nemours  and
                                    Company, Incorporated

Thomas L. Gossage                   Chairman   and  Chief   Executive   Officer,
                                    Hercules Incorporated

Robert V.A. Harra, Jr.              President and  Treasurer,  Wilmington  Trust
                                    Corporation and Wilmington Trust Company

Andrew B. Kirkpatrick               Of  Counsel  to,  Morris,  Nichols,  Arsht &
                                    Tunnell (law firm)

Rex L. Mears                        President  of  Ray L.  Mears  &  Sons,  Inc.
                                    (farming corporation)

Hugh E. Miller                      Retired  Executive,  Formerly Vice Chairman,
                                    ICI Americas, Inc.; was with parent Imperial
                                    Chemicals  Industries PLC for 20 years until
                                    1990 including management positions in the United States and Europe

Stacey J. Mobley                    Senior Vice President of Communications,  E.
                                    I.   Du  Pont  de   Nemours   and   Company,
                                    Incorporated

Leonard W. Quill                    Formerly   Chairman   and  Chief   Executive
                                    Officer,  Wilmington  Trust  Corporation and
                                    Wilmington Trust Company

David P. Roselle                    President, University of Delaware

Thomas P. Sweeney, Esq.             Attorney, Partner, Richards, Layton & Finger
                                    (law firm)

Bernard J. Taylor, II               Retired   Chairman   and   Chief   Executive
                                    Officer,  Wilmington  Trust  Corporation and
                                    Wilmington Trust Company

Mary Jornlin Theisen                Former New Castle County Executive

Robert W. Tunnell, Jr.              Managing Partner of Tunnell Companies, L.P.,
                                    owner and developer of real estate

ITEM 29.          PRINCIPAL UNDERWRITERS

Not applicable

ITEM 30.          LOCATIONS OF ACCOUNTS AND RECORDS.

All accounts and records are maintained by the Registrant, or on its behalf by the Trust's administrator, transfer agent, dividend paying agent and accounting services agent, PFPC Inc., at 400 Bellevue Parkway, Wilmington, DE 19809.

ITEM 31.          MANAGEMENT SERVICES.

There are no management-related service contracts not discussed in Part A or Part B.

ITEM 32.          UNDERTAKING.

The Registrant hereby undertakes to promptly call a meeting of shareholders for the purpose of voting upon the question of removal of any trustee or trustees when requested in writing to do so by the record holders of not less than 10 per centum of the Registrant's outstanding shares and to assist its shareholders in accordance with the requirements of Section 16(c) of the Investment Company Act of 1940 relating to shareholder communications.

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, the State of Delaware, on the 20th day of October, 1998.

                                    WT INVESTMENT TRUST I

                                    By:/S/ ROBERT J. CHRISTIAN

                                    Robert J. Christian, President and Secretary

                                  EXHIBIT INDEX

                  Financial Data Schedules

                  Custody Agreement with PNC Bank, N.A.

                  Form of Transfer Agency Agreement with PFPC Inc.

                  Form of Accounting Services Agreement with PFPC Inc.

                  Form of Administration Agreement with PFPC Inc.

                  Form of Investment Advisory Agreements with Wilmington Trust Company

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